Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SpartanNash Company

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-0593940 (IRS Employer Identification Number)

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49518

(Address of Principal Executive Offices)

SpartanNash Company

2020 Stock Incentive Plan

(Full Title of the Plan)

Kathleen M. Mahoney

Executive Vice President General Counsel

SpartanNash Company

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49518

(Name and Address of Agent for Service)

(616) 878-2000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐
Non-accelerated filer ☐

Accelerated filer ☑
Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	1,635,000	$17.95	$29,348,250.00	$3,809.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement covers an indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of common stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee. On May 22, 2020, the average of the high and low prices of SpartanNash Company’s common stock reported on Nasdaq was $17.95 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information required in Part I of this registration statement will be provided to each participant in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 18, 2020;
(c)	The Company’s Current Report on Form 8-K filed May 26, 2020 (except for any portions of such document which are deemed to be furnished and not filed);
(d)

The description of Company Common Stock contained in Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2019, including any subsequently filed amendments and reports updating such description.

All documents filed after the date of this registration statement by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Company Common Stock offered hereunder have been sold or which deregisters all shares of Company Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (except, with respect to each of the foregoing, for portions of such documents which are deemed to be furnished and not filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Michigan law permits, and Article VI of the Company’s Articles of Incorporation require, indemnification of the Company’s directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Company’s Articles of Incorporation provide that directors and executive officers shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their service to the Company or one of its subsidiaries, or to another organization at the request of the Company or one of its subsidiaries. Persons who are not directors or executive officers of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the Company’s board of directors. Furthermore, the Restated Articles of Incorporation provide that the Company may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not the Company would have the power to indemnify him or her against such liability by law or under its Restated Articles of Incorporation. Pursuant to this authority, the Company maintains such insurance on behalf of its officers and directors.

The Company’s bylaws contain extensive provisions concerning indemnification. Among other things, the bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company), whether civil, criminal, administrative, or investigative and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other entity, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the Company, the bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders; however, indemnification is not allowed with respect to a claim, issue, or matter in which the person shall have been found liable to the Company, except to the extent authorized by statute. The bylaws also contain provisions concerning the manner in which the board determines whether a person is entitled to indemnification, the advancement of expenses, other indemnification agreements, insurance and certain definitions and interpretive provisions.

In addition, the Company’s ability to indemnify its directors and officers or other persons is determined, to an extent, by the Michigan Business Corporations Act, as amended (“MBCA”). The following is a summary of the applicable provisions of the MBCA:

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorney fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorney fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorney fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Index
Exhibit Number	Document

3.1

Restated Articles of Incorporation of SpartanNash Company, as amended.  Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 15, 2017. Incorporated herein by reference.

3.2	Bylaws of SpartanNash Company, as amended. Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Incorporated herein by reference.

5.1	Legal Opinion of Warner Norcross + Judd LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Warner Norcross + Judd LLP (included in Exhibit 5.1 and incorporated herein by reference).

99.1	SpartanNash Company 2020 Stock Incentive Plan.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on May 29, 2020.

SpartanNash Company

By:	/s/ Dennis Eidson
Dennis Eidson
Interim President and Chief Executive Officer, Chairman of the Board of Directors
(Principal Executive Officer)
By:	/s/ Mark E. Shamber
Mark E. Shamber
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)
By:	/s/ Tammy R. Hurley
Tammy R. Hurley
Vice President, Finance and Chief Accounting Officer
(Principal Accounting Officer)

Each person whose signature appears below hereby constitutes and appoints Dennis Eidson and Mark E. Shamber and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on May 29, 2020.

By	/s/ M. Shân Atkins
M. Shân Atkins Director

By	/s/ Dr. Frank M. Gambino
Dr. Frank M. Gambino Director

By	/s/ Douglas A. Hacker
Douglas A. Hacker Director

By	/s/ Yvonne R. Jackson
Yvonne R. Jackson Director

By	/s/ Matthew Mannelly
Matthew Mannelly Director

By	/s/ Elizabeth A. Nickels
Elizabeth A. Nickels Director

By	/s/ Hawthorne Proctor
Hawthorne Proctor Director

By	/s/ William R. Voss
William R. Voss Director